EXHIBIT 99.1

Shalini Sharp Investor Relations 800.962.2436 ir@antigenics.com Sunny Uberoi Corporate Communications 212.994.8206 suberoi@antigenics.com

ANTIGENICS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Conference Call to Follow

LEXINGTON, MA – July 30, 2009 – Antigenics Inc. (NASDAQ: AGEN) reported results today for the quarter ended June 30, 2009. The company incurred a net loss attributable to common stockholders of $12.3 million, or $0.17 per share, basic and diluted, for the second quarter of 2009, compared with a net loss attributable to common stockholders of $12.5 million, or $0.19 per share, basic and diluted, in the second quarter of 2008. For the six months ended June 30, 2009, the company incurred a net loss attributable to common stockholders of $22.0 million, or $0.31 per share, basic and diluted, compared with a net loss attributable to common stockholders of $24.0 million, or $0.40 per share, basic and diluted, for the comparable period in 2008. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended June 30, 2009 and 2008 was $5.7 million and $6.9 million, respectively. The company’s net cash burn for the six months ended June 30, 2009 and 2008 was $15.5 million and $16.3 million, respectively. The 2009 results reflect the company’s efforts to support Oncophage in Russia, Europe, and other territories, while also executing cost containment efforts. Cash, cash equivalents, and short-term investments were $21.1 million as of June 30, 2009.

Company Update

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Approximately 15 vaccines containing QS-21 are under development by our collaborative partners and are currently in clinical trials. Phase 3 clinical trials are ongoing for QS-21-containing vaccines in non-small cell lung cancer, melanoma, malaria and an undisclosed infectious disease vaccine.

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GlaxoSmithKline Biologicals (GSK Bio) recently launched its Phase 3 study of RTS,S, a malaria vaccine, which contains QS-21. Phase 2 studies showed that RTS,S reduced clinical episodes of malaria by 53 percent over an eight month follow-up period. RTS,S could be submitted for initial regulatory review as early as 2011.

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Johnson & Johnson (J&J) and Elan Corporation (Elan) entered into a definitive agreement for J&J to acquire substantially all of Elan’s rights and assets related to its Alzheimer’s immunotherapy program. ACC-001 is a vaccine in development for Alzheimer's disease by Elan and Wyeth and contains QS-21 in one arm of the ongoing Phase 2 clinical study. J&J has committed up to $500 million in initial funds for the development and launch of Elan’s Alzheimer’s immunotherapy compounds. This transaction has not yet closed.

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Updated overall survival results from Antigenics’ Phase 3 study of Oncophage® (vitespen) cancer vaccine in nonmetastatic renal cell carcinoma (RCC, the most common type of kidney cancer) were presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in May/June 2009.

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Patients with RCC at intermediate risk of disease recurrence demonstrated an approximately 46 percent lower risk of death when treated with Oncophage after surgery, compared with observation (n = 362; P = 0.036; hazard ratio [HR] = 0.54).

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The results showed a survival advantage in earlier-stage patients (AJCC stages I/II high grade) receiving Oncophage, with a reduction in the risk of death by approximately 37 percent (n = 240; HR = 0.63).

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In addition, there was a promising trend for overall survival in patients treated with Oncophage in the total population eligible for the study, which included intermediate and high-risk patients (n = 604; HR = 0.81).

•	Median survival has yet to be reached in the above patient populations.

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The company continues to support its application for conditional marketing authorization for Oncophage in earlier-stage RCC. The application was submitted to the European Medicines Agency (EMEA) in the fourth quarter of 2008, and Antigenics anticipates a decision from the EMEA toward the end of 2009.

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Antigenics continues preparations to support named patient programs for Oncophage in territories including Australia, Thailand, and several countries in Europe. Such programs would potentially allow Antigenics to be compensated for providing Oncophage to physicians who request treatment for their patients even in the absence of full regulatory approval.

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Pre-launch activities for Oncophage in intermediate-risk RCC in Russia continue to gain traction. The Russian Ministry of Industry and Trade has now granted Antigenics an import/export license for Oncophage, and the company is still exploring potential government reimbursement.

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The Brain Tumor Research Center at the University of California, San Francisco, expanded its Phase 2 clinical trial of Oncophage in glioma, or brain cancer, to include New York-Presbyterian Hospital/Columbia University Medical Center. The Phase 2 trial is designed to enroll approximately 30 patients with first recurrence of high-grade glioma.

•	Immunological testing in the Phase 1 clinical study of AG-707 in genital herpes has been completed, and final study data analysis is now in process. Results will be reported in the coming months.

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In the second quarter of 2009 Antigenics reduced its debt balance through the exchange of approximately $255,000 in cash and 5.2 million common shares for approximately $16.9 million in face value of its 2005 convertible notes. This resulted in a gain of $2.5 million for the quarter ended June 30, 2009. Expected annualized savings of $1.5 million in cash interest are anticipated on the total amount of debt extinguished to date.

•	Tim Rothwell, recently retired chairman of sanofi-aventis U.S., has joined Antigenics’ Board of Directors.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 19055786. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on August 13, 2009. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 19055786. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications, and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding products in development using QS-21, the company's application for marketing authorization for Oncophage in the EU, the company's efforts to market Oncophage in Russia and to pursue named patient programs, the expanded Phase 2 trial of Oncophage in glioma, and data from the Phase 1 trial of AG-707 in genital herpes. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by our licensees and partners, regulatory authorities, physicians, and patients; the possibility that results from future clinical trials will not be as favorable as past trials by Antigenics or its licensees and partners; the ability to raise capital and finance future activities; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2009. Antigenics cautions investors that vaccines containing QS-21 may not achieve commercialization in the near-term, if ever. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. Antigenics cautions investors that Oncophage may not achieve conditional approval in Europe in 2009, if ever, including because we may not successfully address issues associated with post-hoc analysis, subgroup analysis, lack of immunological data, product characterization, or other issues that may be of concern to the EMEA. Antigenics cautions investors that named patient programs may not be launched in the near-term, if ever, and if launched may not generate significant revenue, if any. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenue	$1,270	$595	$1,891	$1,445

Operating expenses:
Research and development	5,028	5,839	9,933	11,570
General and administrative	4,170	5,737	8,073	11,009

Operating loss	(7,928)	(10,981)	(16,115)	(21,134)

Other expense, net	(4,159)	(1,279)	(5,449)	(2,497)

Net loss	(12,087)	(12,260)	(21,564)	(23,631)

Dividends on Series A convertible preferred stock	(198)	(198)	(395)	(395)

Net loss attributable to common stockholders	$(12,285)	$(12,458)	$(21,959)	$(24,026)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.17)	$(0.19)	$(0.31)	$(0.40)

Weighted average number of common shares outstanding, basic and diluted	73,122	64,586	70,014	60,166

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
		(as adjusted)
Cash, cash equivalents, and short-term investments	$21,057	$34,463
Total assets	39,687	56,822
Total stockholders' deficit	(28,582)	(20,330)

Note - The results for the three and six months ended June 30, 2008 have been retrospectively adjusted to reflect the company’s adoption on January 1, 2009 of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) resulting in additional non-cash interest expense of $306,000 and $606,000 respectively. During the three and six months ended June 30, 2009 the company recognized non-cash interest expense of $178,000 and $377,000 respectively, related to FSP APB 14-1. On January 1, 2009 the company also adopted the provisions of EITF 07-5 “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). Accordingly, the company reclassified $2,713,000 from long-term debt to derivative liabilities and the cumulative effect of the change in accounting principle in the amount of $716,000 was recognized as an adjustment to the opening balance of stockholders’ deficit.

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